Exhibit 99.1

Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2011

Financial Results

SAN DIEGO, CA – March 12, 2012 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the fourth quarter and year ended December 31, 2011.

Highlights for the year ended December 31, 2011, and the fourth quarter of 2011, included the following:

•	The launch of OFIRMEV® (acetaminophen) injection, the first and only intravenous formulation of acetaminophen approved in the United States, in January 2011

•	Net revenue for the fourth quarter of 2011 of $5.9 million, an increase of over 66% from the third quarter of 2011

•	Total net product revenue for the year ended December 31, 2011 of $11.5 million

•	Over 2,200 accounts had ordered OFIRMEV as of December 31, 2011, an increase of 27% from September 30, 2011

•	Accounts that have placed multiple orders increased 37% during the fourth quarter of 2011 as compared to the previous quarter

•	OFIRMEV received hospital formulary acceptance at over 1,580 institutions as of December 31, 2011

•	An estimated 400,000 to 600,000 patients were treated with OFIRMEV during 2011

•	License revenue of $5.2 million recognized during the second quarter of 2011

•	FDA approval of the Company’s supplemental supplier of OFIRMEV in March 2011

•	Public offering of 21.8 million shares in November 2011, resulting in net proceeds of approximately $77.3 million

•	Amended the Company’s credit facility in December 2011, providing a net $3.4 million of additional capital, as well as a delay in principal payments until 2013

“We believe that achieving the milestone of having approximately 400,000 to 600,000 patients treated with OFIRMEV during its first year of commercial sales provides a strong indication that physicians are embracing the product as the foundation for a multi-modal approach to managing acute pain,” said Ted Schroeder, President and CEO of Cadence. “In addition to growing revenues, during the fourth quarter, we strengthened our balance sheet by completing a public stock offering, amending our credit facility, and restructuring our workforce. We believe that the combination of increased capital and expense rationalization will enable us to continue to focus on growing sales of OFIRMEV.”

Financial Results

Net product revenue, determined by wholesaler sell-through to end-user hospitals, was $5.9 million for the three months and $11.5 million for the year ended December 31, 2011. Additionally, Cadence reported $5.2 million of licensing revenue for the year ended December 31, 2011, mostly related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. No similar revenue was reported during the three months or year ended December 31, 2010.

For the three months ended December 31, 2011, Cadence reported a net loss of $27.6 million, or $0.37 per share, compared to a net loss of $18.8 million, or $0.33 per share, for the comparable period in 2010. For the year ended December 31, 2011, Cadence reported a net loss of $93.0 million, or $1.41 per share, compared to a net loss of $56.6 million, or $1.09 per share, for the comparable period in 2010. The results for the three and twelve months ended December 31, 2011 include a charge of $5.6 million recorded against certain finished product inventory of OFIRMEV. The product in question was placed on indefinite hold pending the outcome of an investigation into unidentified particulate matter observed during routine product stability testing. The charge, which is included in cost of sales, is being recorded due to uncertainty as to the amount of time that may be required to complete the investigation and whether the product will have sufficient remaining shelf life or otherwise be saleable after the investigation is completed. Cadence has decided to temporarily suspend further production by the company’s primary supplier until the investigation has been completed and any necessary corrective and preventative actions have been implemented. Cadence continues to purchase and distribute OFIRMEV manufactured by its alternate supplier, and does not anticipate that this issue will impact any other lots of the product manufactured by either of its suppliers.

During the fourth quarter of 2011, Cadence restructured its workforce to focus its resources on commercialization efforts for OFIRMEV, resulting in the reduction of approximately 7% of its workforce, or 17 employees. As a result, Cadence incurred a one-time charge of $1.1 million during the fourth quarter of 2011, which was partially offset by a $0.3 million recovery of previously accrued labor related charges. Excluding the inventory charge and one-time employee termination charges, Cadence’s non-GAAP net loss for the three months ended December 31, 2011, was $20.9 million, or $0.28 per share. There were no similar one-time charges for the three months ended December 31, 2010. For the year ended December 31, 2011, the Company’s non-GAAP net loss was $86.3 million, or $1.31 per share, compared to a non-GAAP net loss of $55.1 million, or $1.06 per share, for the comparable period in 2010.

Costs and expenses for the three months ended December 31, 2011, increased $14.4 million to $32.6 million, from $18.2 million reported for the same period in 2010. For the year ended December 31, 2011, costs and expenses were $105.4 million, an increase of $50.5 million from the $54.9 million reported for the comparable period in 2010. The increase in costs and expenses for the three months and year ended December 31, 2011 as compared to the same periods in 2010, was primarily related to costs associated with the Company’s launch activities and commercial operations following the launch of OFIRMEV in January 2011, including the previously mentioned charge of $5.6 million taken on its inventory during the fourth quarter of 2011.

During the fourth quarter of 2011, Cadence incurred $20.5 million of selling, general and administrative costs, an increase of $5.5 million from the $15.0 million reported for the comparable period in 2010. For the year ended December 31, 2011, Cadence incurred $81.5 million of selling, general and administrative costs, an increase of $42.2 million from the $39.3 million reported for the comparable period in 2010. These increases were primarily related to the hiring in November 2010 of the Company’s team of hospital sales specialists, including labor-related costs, travel expenses, and other marketing, selling and education related costs in support of its commercial efforts. In addition to the inventory charge of $5.6 million, Cadence incurred $3.2 million and $6.8 million in costs on sales of OFIRMEV, and $0.3 million and $1.6 million in patent amortization expenses, respectively, during the three months and year ended December 31, 2011. These costs were not incurred during the same periods in 2010.

As of December 31, 2011, Cadence held cash, cash equivalents and short-term investments of $127.2 million and net accounts receivable of $2.7 million.

Conference Call and Webcast on March 12, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) Cadence management will host a conference call on March 12, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at

www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at

www.OFIRMEV.com or www.cadencepharm.com.

Non-GAAP Financial Measures

This press release provides financial measures for non-GAAP net loss and basic and diluted loss per share that exclude specifically identified non-routine items, and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance that enhances management’s and investors’ ability to evaluate Cadence’s operating results.

These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than Cadence, limiting their usefulness as a comparative tool. Cadence compensates for these limitations by providing specific information regarding the GAAP amount excluded from the non-GAAP financial measures. Cadence further compensates for the limitations of its use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with Cadence’s GAAP net income and basic and diluted loss per share.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate presentation may be viewed on the Investor Relations page of www.cadencepharm.com, by selecting “Events and Presentations” and then “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s expectations regarding sales and revenue growth and the market opportunity for OFIRMEV; Cadence’s belief that the lots of finished product placed on hold may not be saleable at the completion of the company’s investigation into certain quality issues, and that these issues will not impact any other lots of the product; and Cadence’s ability to execute its strategies for acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from the company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue patent litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contact: William R. LaRue	Kelli France
SVP & Chief Financial Officer	Media Relations
Cadence Pharmaceuticals, Inc.	WCG
Phone: 858-436-1400	Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Product revenue, net	$5,889	$—	$11,486	$—
License revenues	—	—	5,210	—

Total revenues	5,889	—	16,696	—

Costs and expenses:
Cost of product sales	8,818	—	12,406	—
Amortization of patent license	335	—	1,567	—
Research and development	1,883	3,192	8,885	13,757
Selling, general and administrative	20,501	14,963	81,504	39,347
Other	1,077	31	1,076	1,813

Total costs and expenses	32,614	18,186	105,438	54,917

Loss from operations	(26,725)	(18,186)	(88,742)	(54,917)
Other expense, net	(881)	(607)	(4,279)	(1,726)

Net loss	$(27,606)	$(18,793)	$(93,021)	$(56,643)

Basic and diluted net loss per share(1)	$(0.37)	$(0.33)	$(1.41)	$(1.09)

Shares used to compute basic and diluted net loss per share(1)	73,982	56,531	66,075	52,042

(1)

There is a lack of comparability in the per share amounts between the periods presented as a result of the issuance of 21,800 shares of common stock pursuant to a public offering in the fourth quarter of 2011 and 12,500 shares of common stock issued pursuant to a public offering in the fourth quarter of 2010.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$127,227	$134,141
Restricted cash	450	150
Accounts receivable, net	2,703	—
Inventory	1,388	485
Prepaid expenses and other current assets	1,161	1,268

Total current assets	132,929	136,044
Property and equipment, net	10,569	8,986
Intangible assets, net	13,433	15,000
Restricted cash	190	190
Other assets	7,039	3,566

Total assets	$164,160	$163,786

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,801	$3,416
Accrued liabilities	10,945	7,286
Deferred revenue	1,291	—
Current debt, less discount	—	4,023

Total current liabilities	16,037	14,725
Other liabilities	117	447
Long-term debt, less discount	28,696	24,654
Total stockholders’ equity	119,310	123,960

Total liabilities and stockholders’ equity	$164,160	$163,786

CADENCE PHARMACEUTICALS, INC.

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
GAAP Net Loss	$(27,606)	$(18,793)	$(93,021)	$(56,643)

Adjustments to Net Loss:
Inventory write-down	5,574	—	5,574	—
Impairment of long-lived assets	—	—	—	1,552
Restructuring charges	1,141	—	1,141	—

Non-GAAP Net Loss	$(20,891)	$(18,793)	$(86,306)	$(55,091)

GAAP Basic and Diluted Loss per Share	$(0.37)	$(0.33)	$(1.41)	$(1.09)

Adjustments to Basic and Diluted Loss per Share:
Inventory write-down	0.07	—	0.08	—
Impairment of long-lived assets	—	—	—	0.03
Restructuring charges	0.02	—	0.02	—

Non-GAAP Basic and Diluted Loss per Share	$(0.28)	$(0.33)	$(1.31)	$(1.06)